Exhibit 10.2

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made effective as of February 10, 2006, by and between Bruce L. Ross (“Executive”) and Guitar Center, Inc., a Delaware corporation (the “Company”), with reference to the following facts:

A.                                   Executive and the Company are parties to that certain Third Amended and Restated Employment Agreement, dated as of July 1, 2003, as amended by Amendment No. 1 to Third Amended and Restated Employment Agreement, dated as of January 1, 2004 (collectively, the “Employment Agreement”).

B.                                     Executive’s status as Chief Financial Officer of the Company will end due to a voluntary resignation from such office effective on March 31, 2006 (the “Officer Cessation Date”), and Executive’s status as an employee of the Company will end effective on June 30, 2006.

C.                                     Executive and the Company desire to assure a smooth and effective transition of Executive’s duties to his successor and to wind-up their employment relationship amicably.

D.                                    Section 4(f) of the Employment Agreement provides that as a condition to Executive’s receipt of any post termination benefits described therein, Executive shall be required to execute a release of all claims.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.                                       Termination Date. Executive acknowledges that his status as Chief Financial Officer shall end due to his voluntary resignation from such office on March 31, 2006, and his employment with the Company will end due to his voluntary resignation as an employee effective June 30, 2006 (the “Termination Date”).

2.                                       Separation Payments and Benefits. Without admission of any liability, fact or claim, the Company hereby agrees, subject to the execution hereof by both parties and Executive’s performance of his continuing obligations pursuant to this Agreement and the Employment Agreement, to provide Executive the severance benefits set forth in Section 3(b) of the Employment Agreement and certain other benefits. Specifically, the Company and Executive agree as follows:

(a)                          Base Salary and Severance Benefit. The Company shall continue to pay to Executive his base salary of $320,000 per annum (“Base Salary”) through the Termination Date in accordance with the Company’s normal payroll practices. In addition, the Company shall pay to Executive, as a severance benefit, an amount equal to his Base Salary for the one year period beginning July 1, 2006 and ending June 30, 2007 (the “Severance Period”), with the portion of such amount payable during the Severance Period to be paid as follows: (i) no payment shall be made during the period from July 1, 2006 through December 31, 2006, (ii) no later than January 10, 2007, the Company shall make a lump-sum cash payment of $160,000, plus an interest payment equal to the prime rate (or similar base rate) of interest as published from time to time by Wells Fargo Bank, N.A. (“WFB Prime Rate”) to reflect the payment of such amount in a deferred lump sum instead of on a periodic basis in accordance with the Company’s normal payroll practices, and (iii) for the period January 1, 2007 through June 30, 2007, the severance benefit shall be paid on a periodic basis in accordance with the Company’s normal payroll practices. All of the payments required to be made to Executive in respect during the Severance Period shall be payable to Executive irrespective of his death, disability or commencement of other employment and none of the severance benefits payable hereunder shall be reduced due to any other remuneration received by Executive from providing personal services during the Severance Period.

(b)                         Bonus. At the same time as bonuses are paid to other executives, and in any event no later than March 14, 2007, the Company shall pay to Executive, as additional severance, and in lieu of any entitlement to a bonus, a lump-sum amount of $270,000.

(c)                          Business Expenses. The Company shall reimburse Executive for all outstanding expenses incurred prior to the Termination Date and in the course of performing Executive’s duties as an employee of the Company which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses.

(d)                         Healthcare. With respect to healthcare benefits, Executive and his family members shall continue to be enrolled in the Company’s healthcare plans until the Termination Date, and shall have all the healthcare benefits provided to all other full time employees participating therein on the same basis as Executive has heretofore participated (subject to any change in such plans that affects all participants). Thereafter, so long as Executive is eligible, the Company shall pay, pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the monthly premium for Executive through June 30, 2007; provided, however, that for the period July 1, 2006 through December 31, 2006, the Executive shall advance such payments, which shall be reimbursed by the Company, with interest at the WFB Prime Rate from the date paid, no later than January 10, 2007. For the period January 1, 2007 through June 30, 2007, the Company shall pay such premiums directly. After the Severance Period, Executive may, if eligible, elect to continue healthcare coverage at his expense under the provisions of COBRA.

(e)                          Automobile Benefit. Executive’s Company automobile benefit consisting of lease payments and insurance shall continue through June 30, 2007; provided, however, that for the period July 1, 2006 through December 31, 2006, the Executive shall advance such all payments, which shall be reimbursed by the Company, with interest at the WFB Prime Rate from the date paid, no later than thirty days after Executive has submitted appropriate documentation consistent with the Company’s requirements with respect to reporting and documenting such expenses (but in no event shall payment be required prior to January 10, 2007). For the period January 1, 2007 through June 30, 2007, the Company shall reimburse such expenses promptly after they are incurred. Effective July 1, 2007, Executive may either assume the lease obligation on the car, or return it to the Company which will then accept all further responsibility. Executive agrees that usage of the vehicle will be consistent with his historical practices.

(f)                            Stock Options. The Company and Executive acknowledge that they are parties to stock option agreements representing Executive’s right to purchase an aggregate of 107,000 shares of Guitar Center’s common stock as summarized on Exhibit A to this Agreement (collectively the “Stock Option Agreements”). Guitar Center and Executive acknowledge that the Stock Option Agreements remain in full force and effect in accordance with their terms and the related plan documents and agree that (i) any such options which were granted under the Stock Option Agreements and were not vested on or before the Termination Date shall become fully exercisable on the Termination Date and (ii) Executive agrees to exercise such options, if at all, (A) on or before December 29, 2006 in the case of stock-options identified as “non-qualified stock options” on Exhibit A, and (B) on or before the 90th day after the Termination Date in the case stock options identified as “incentive stock options” on Exhibit A, subject to any extended exercise period provided in the Option Agreements (or the plans under which the options have been granted) due to death or disability. Any unexercised options granted under the Stock Option Agreements which remain unexercised as of the close of business on the last date that such option is exercisable pursuant to the immediately preceding sentence shall immediately thereafter terminate and be of no further force or effect. Executive further acknowledges that he will have continuing obligations under Section 16(a) and 16(b) of the Securities Exchange Act of 1934, as amended to report his transactions in Company common stock for six months subject to the termination of his status as an executive officer of the Company on the Officer Cessation date.

(g)                         LTIP and Other Arrangements. For the avoidance of doubt, the Company and Executive acknowledge and agree that Executive will not be eligible to receive any award under the Guitar Center, Inc. 2005 Long Term Incentive Plan or any other compensation arrangement except as otherwise expressly provided for herein.

(h)                         Taxes. Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions, as and to the extent required by law. To the extent any taxes may be payable by the Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, the Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments

(i)                             Sole Separation Benefit. Executive agrees that the payments provided by this Agreement are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement and the Employment Agreement. Executive further acknowledges and agrees that the payments referenced in this Agreement constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

3.                                       Full Payment; Termination of Employment Agreement; Survival. Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof, and upon satisfaction of the Company’s obligations hereunder the Employment Agreement shall be terminated without any further obligation of the Company; provided, however, that (a) Sections 5, 6, 7 (except subsections (a)(i) and (a)(ii)), 10, 11 and 12 thereof are incorporated herein by this reference and shall survive termination of the Employment Agreement, it being expressly understood that the provisions of Section 12(a)(iii) of the Employment Agreement apply to any payments that the Company is otherwise required to make hereunder after the Termination Date, and (b) the Company and Executive acknowledge that (i) they are parties to an Indemnification Agreement by and between the Company and Executive, dated May 28, 2004 (the “Indemnification Agreement”), (ii) the Indemnification Agreement remains and shall remain following the Termination Date in full force and effect in accordance with it terms and (iii) nothing in this Agreement shall in any way limit or terminate the Company’s continuing obligation to indemnify Executive under the Indemnification Agreement, the Company’s Restated Certificate of Incorporation,

the Company’s Bylaws, Delaware General Corporation Law or other applicable legal requirement or the availability of Executive to access any relevant policies of insurance maintained by the Company (collectively, clauses (a) and (b) represent the “Surviving Obligations”).

4.                                       General Release. As a material inducement for the Company to enter into this Agreement, and in exchange for the performance of the Company’s obligations under this Agreement provided for herein, Executive knowingly and voluntarily waives and releases all rights and claims, known and unknown, which Executive may have against the Company and/or any of the Company’s related or affiliated entities or successors, or any of their current or former officers, directors, managers, employees, agents, insurance carriers, auditors, accountants, attorneys or representatives, including any and all charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind. This includes, but is not limited to, claims for employment discrimination, harassment, wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, defamation, or any other claims relating to Executive’s relationship with the Company. This also includes a release of any claims under any federal, state or local laws or regulations, including, but not limited to: (1) Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000(e) et seq. (race, color, religion, sex, and national origin discrimination); (2) the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (age discrimination); (3) Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. 1981 (race discrimination); (4) the Equal Pay Act of 1963, 29 U.S.C. § 206 (equal pay); (5) the California Fair Employment and Housing Act, Cal. Gov’t. Code §12900, et seq. (discrimination, including race, color, national origin, ancestry, disability, medical condition, marital status, sex, sexual orientation; sexual or racial harassment and age); (6) the California Labor Code § 200, et seq. (salary, commission, compensation, benefits and other matters); (7) the Fair Labor Standards Act, 29 U.S.C. § 201, et seq. (wage and hour matters, including overtime pay); (8) COBRA; (9) Executive Order 11141 (age discrimination); (10) Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq. (disability discrimination); (11) the Executive Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq. (employee benefits); (12) Title I of the Americans with Disabilities Act (disability discrimination); (13) California Labor Code Section 132(a) (discrimination based on filing a workers’ compensation claim); (14) California Civil Code § 1786, et seq. (investigation reports); (15) any applicable California Industrial Welfare Commission Order (wage matters); and (16) Oregon Revised Statutes Section 659A.001, et seq. (employment discrimination and Oregon Family Leave Act). Notwithstanding the foregoing, it is expressly agreed that Executive does not hereby release (a) any of the Surviving Obligations, or (b) any breach by the Company of the terms of this Agreement. The matters that are the subject of the releases referred to in this Paragraph 4 of this Agreement shall be referred to collectively as the “Released Matters”.

5.                                       Acknowledgements Related to ADEA. Executive understands and acknowledges that:

(a)                          This Agreement constitutes a voluntary waiver of any and all rights and claims he has against the Company as of the date of the execution of this Agreement, including rights or claims arising under the federal Age Discrimination in Employment Act, 29 U.S.C. 621, et seq.

(b)                         He has waived rights or claims pursuant to this Agreement and in exchange for consideration, the value of which exceeds payment or remuneration to which Executive was already entitled.

(c)                          He is hereby advised that he may consult with an attorney of his choosing concerning this Agreement prior to executing it.

(d)                         He has been afforded a period of at least twenty one (21) days to consider the terms of this Agreement, and in the event he should decide to execute this Agreement in fewer than twenty one (21) days, he has done so with the express understanding that he has been given and declined the opportunity to consider this Agreement for a full twenty one (21) days.

(e)                          He may revoke this Agreement at any time during the seven (7) days following the date of execution of this Agreement, and this Agreement shall not become effective or enforceable until such revocation period has expired.

6.                                       Transition and Consulting. Executive further agrees that:

(a)                          Transition. Each of the Company and the Executive shall use their respective reasonable commercial efforts from the date hereof through the Termination Date to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executives of the Company.

(b)                         Consulting. From July 1, 2006 through October 1, 2006, Executive shall be available, on a non-exclusive basis, as a consultant to respond to inquiries from the Company regarding transitional matters, including but not limited to discussion of SEC filings made prior to the March 31, 2006, providing insight into relationships with appropriate parties in the investment community with the goal of facilitating the transition of those relationships to the new CFO of the Company and other input and analysis, the goal of which to enhance the effectiveness of the new CFO of the Company, provided that such inquiries would not interfere in any significant manner with other business pursuits (including other employment) by Executive.  The parties agree that the consideration provided for in this Agreement shall be sufficient to constitute adequate consideration for the fair value of the foregoing consulting undertakings.

(c)                          Transfer of Company Property. On or before the Termination Date, he will turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which he had in his possession, custody or control at the time he signed this Agreement; provided, however, that Executive shall be able to keep his current lap top computer, provided by the Company; and provided, further, that Executive may retain his cellular phone (Blackberry) so long as the service obligation is promptly transferred to Executive following the Termination Date.

7.                                       California Section 1542 Waiver. Executive acknowledges that there is a risk that subsequent to the execution of this Agreement, he may incur or suffer damage, loss or injury to persons or property that is in some way caused by or connected with Executive’s employment or the termination thereof, but that is unknown or unanticipated at the time of the execution of this Agreement. Executive does hereby specifically assume such risk and agrees that this Agreement and the releases contained herein shall and do apply to all unknown or unanticipated results of any and all matters caused by or connected with Executive’s employment or the termination thereof, as well as those currently known or anticipated. Accordingly, Executive acknowledges that he has read the provisions of California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor and that he expressly waives, relinquishes and forfeits all rights and benefits accorded by the provisions of California Civil Code Section 1542, and furthermore waives any rights that he might have to invoke said provisions or other States’ laws of similar effect now or in the future with respect to the releases contained herein.

8.                                       Executive Representations. Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act, the California Family Rights Act or the Oregon Family Leave Act, (d) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms.

9.                                       No Assignment. Executive warrants and represents that no portion of any of the Released Matters, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company because of any such purported assignment, subrogation or transfer, Executive agrees to indemnify and hold harmless the Company against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.

10.                                 Company Representations. The Company warrants and represents that the execution, delivery and performance of this Agreement by the Company has been duly authorized and that this Agreement constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

11.                                 Miscellaneous. This Agreement is the entire agreement between the parties with regard to the subject matter hereof. Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. In the event of any material breach of this Agreement, not cured within ten (10) days after written notice, the non-defaulting party shall have all rights and remedies available under law.

(Signature page(s) follow)

IN WITNESS WHEREOF, the undersigned have caused this Transition Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: February 14, 2006
BRUCE L. ROSS
Bruce L. Ross

GUITAR CENTER, INC.
DATED: February 14, 2006

	By:	LELAND P. SMITH
Leland P. Smith
Executive Vice President

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